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EXHIBIT 10.5.1

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The offer contained herein is valid for a license that is fully executed by February 28, 2002, and is subject to change without notice thereafter.

AGREEMENT

Effective as of February 1, 2002 (“Effective Date”), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“STANFORD”), and SUNVAX, INC. a Delaware corporation having a principal place of business at 400 Hamilton Avenue, Palo Alto, CA 94305 (“LICENSEE”), agree as follows:

1.	BACKGROUND

1.1	STANFORD has an assignment of certain patent applications and disclosures included within Licensed Patent(s), as hereinafter defined, relating to the treatment of certain diseases by administration of a polynucleotide encoding an autoantigen [*] discovered in the laboratory of Dr. Lawrence Steinman (“Invention[s]”),

1.2	STANFORD has certain technical data, materials and information (“Technology”), as hereinafter defined, pertaining to Invention(s).

1.3	STANFORD desires to have the Technology and Invention(s) perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.4	LICENSEE desires a license under said Technology, Invention(s), and Licensed Patent(s) to develop, manufacture, use, and sell Licensed Product(s) in the Licensed Field of Use (as defined herein) of therapeutics for treatment, including but not limited to prophylaxis, of certain diseases by administration of a polynucleotide encoding an autoantigen [*] and diagnostics for the diseases treated by such polynucleotide administration.

1.5	The Technology and Invention(s) were made in the course of research supported by the National Institutes of Health.

2.	DEFINITIONS

2.1	“Exclusive” means that, subject to Article 4, STANFORD shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

2.2	“Licensed Field of Use” means therapeutics for treatment, including but not limited to prophylaxis, of human or animal diseases by the administration of a

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polynucleotide encoding an autoantigen [*] and diagnostics for the diseases treated by such polynucleotide administration.

2.3	“Licensed Patent(s)” means all patent applications and patents now or hereafter, owned or controlled by STANFORD for the Invention(s) in the Licensed Field of Use, listed in Appendix B, which may be updated from time to time. Licensed Patent(s) include any patent or patent application of any kind anywhere in the world and includes any corresponding foreign applications, divisions, continuations, Continuations-in-Part (as further described herein), patents of addition, patents, substitutions, registrations, reexaminations, extensions or reissues. “Continuation-in-Part” shall mean a patent application that discloses subject matter disclosed in the applications and/or disclosures existing at the Effective Date and shall be included in Licensed Patents in accordance with the procedure for future Invention(s) set forth in Appendix C. Future Invention(s) in the Licensed Field of Use shall be included in Licensed Patent(s) in accordance with the procedure in Appendix C. The current STANFORD patent applications, disclosures and patents included within Licensed Patents are listed in attached Appendix B to this Agreement.

2.4	“Licensed Product(s)” means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

(a)	Is covered by a valid claim of an issued, unexpired Licensed Patent(s) directed to the Invention(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken;

(b)	Is covered by a claim filed in good faith and being prosecuted in a pending application directed to the Invention(s); provided that if a claim of a pending application has not issued as a claim of an issued patent within the Licensed Patent(s) within [*] after the filing date from which such claim takes priority, such pending claim shall no longer be a valid claim for purposes of this Agreement; or

(c)	Incorporates any of the Technology.

2.5	“Licensed Territory” means worldwide.

2.6

“Net Sales” means the gross revenue received by LICENSEE and/or sublicensee(s) from sale of Licensed Product(s), whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as they actually pertain to the disposition of such Licensed Product(s) by

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LICENSEE or sublicensee(s), are included in such gross revenue, and are separately billed:

(a)	Import, export, excise and sales taxes, and custom duties;

(b)	Costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(c)	Costs of installation at the place of use;

(d)	Credit for returns, allowances, or trades; and

(e)	bad debts.

2.7	“Sub-Field” means either a diagnostic or a therapeutic use of a Licensed Product.

2.8	“Technology” means existing technical data, know-how, material(s), processes, procedure(s), composition(s), device, method(s), formula, protocol(s), technique(s), software, design, drawing or information, all as they relate or pertain to the Invention(s), including, but not limited to, the information contained in the Licensed Patent(s) and provided to the LICENSEE whether or not it is of a confidential nature.

3.	GRANT

3.1	STANFORD hereby grants and LICENSEE hereby accepts a license under the Licensed Patent(s) and Technology in the Licensed Field of Use to make, have made, use, import, offer to sell and sell Licensed Product(s) in the Licensed Territory.

3.2	Said license under the Licensed Patents is Exclusive, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use for a term commencing as of the Effective Date and ending upon expiration of the last to expire of Licensed Patent(s). Stanford agrees that it will not grant further licenses under or to the Technology.

3.3	STANFORD shall have the right to practice the Invention(s) and use the Technology for its own bona fide research, teaching and other educationally-related purposes, including sponsored research and collaborations. STANFORD shall have the right to publish the scientific findings from research included in Technology and Licensed Patent(s).

4.	GOVERNMENT RIGHTS

This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that Licensed Product(s) sold or

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produced in the United States be “manufactured substantially in the United States,” and LICENSEE agrees to take all reasonable action necessary on its part as licensee to enable STANFORD to satisfy its obligation thereunder, relating to Invention(s).

5.	DILIGENCE

5.1	(a)

As an inducement to STANFORD to enter into this Agreement, LICENSEE agrees to use its commercially reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product(s) and to diligently develop markets for the Licensed Product(s). For purposes of clarification, the efforts and diligence of a sublicensee shall fulfill LICENSEE’S obligations hereunder. LICENSEE shall use its commercially reasonable efforts to (directly or indirectly) (i) commence Phase I Clinical Trials of a therapeutic using the technology licensed hereunder within [*] of the Effective Date; and (ii) offer (directly or indirectly) one therapeutic Licensed Product for commercial sale prior to [*]. In addition, LICENSEE shall use its commercially reasonable efforts to offer (directly or indirectly) one diagnostic Licensed Product for commercial sale prior to [*]. STANFORD may terminate this Agreement if LICENSEE or a sublicensee(s) has not sold Licensed Product(s) for a period of [*] after first commercial sale of Licensed Product from a particular Sub-field.

(b)	LICENSEE agrees that in the event that LICENSEE or its sublicensee is not able to meet the foregoing milestones, then STANFORD may convene a discussion with LICENSEE to review and approve changes to time schedules for diligence milestones based on factors raised through the progress report process and taking into account that LICENSEE has an ongoing and active research, development, manufacturing, marketing or sublicensing program (as appropriate), directed toward the research, development, production and/or sale of a Licensed Product.

(c)	If LICENSEE fails to materially meet the diligence obligations of Section 5.1 subparagraph (a), subject to the provisions of Section 5.1 subparagraph (b), and LICENSEE is unable or unwilling to serve a Sub-Field where there is a willing sublicensee for such Sub-Field, which sublicensee is identified in writing by STANFORD, then LICENSEE agrees to negotiate a sublicense with such party on mutually acceptable terms and conditions to LICENSEE.

5.2

Progress Report - On or before February 15 of each year until first commercial sale of a Licensed Product by LICENSEE or a sublicensee, LICENSEE shall make a written annual report to STANFORD covering the preceding calendar year, regarding the progress of LICENSEE or sublicensee toward commercial sale of Licensed Product(s). Such report shall include, as a minimum, information sufficient to enable STANFORD to satisfy reporting requirements of the U.S. Government under CFR Title 37, Section 401 and for STANFORD to ascertain progress by LICENSEE toward meeting the diligence requirements of this Article

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5. STANFORD agrees that LICENSEE’s business plan and any reports provided to STANFORD are LICENSEE’s confidential and proprietary documents and STANFORD will hold in confidence and not make use of such confidential information for any purpose other than those permitted by this Agreement.

5.3	STANFORD’s Diligent Efforts. STANFORD shall be responsible for and shall control, [*], except as provided in Section 6.9 below, the preparation, filing, prosecution and maintenance of the Licensed Patent(s). STANFORD shall diligently and promptly apply for, seek prompt issuance of, and maintain (including payment of annuities to keep foreign applications in force) during the term of this Agreement, the Licensed Patents. LICENSEE desires that foreign filings be made on the Inventions and STANFORD shall work closely with LICENSEE to ensure that such filings are made timely and in the order of priority reasonably requested by LICENSEE. STANFORD shall or shall cause its patent counsel to give LICENSEE an opportunity to review and comment on the text of each patent application within the Licensed Patents before filing, and shall or shall cause its patent counsel to provide LICENSEE with a copy of such patent application as filed, together with notice of its filing date and serial number. LICENSEE shall cooperate with STANFORD, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the Licensed Patents. In the event that STANFORD desires to abandon any patent or patent application within the Licensed Patents, or take any action that would substantially effect the scope or validity of the rights under such patent or patent application, STANFORD shall provide notice to LICENSEE a reasonable time before such abandonment or other action and review it with LICENSEE as reasonably requested, and incorporate reasonable comments by LICENSEE thereon. A patent or patent application within the Licensed Patents may only be abandoned upon the mutual written agreement of the parties, provided, however, no such mutual written agreement is required when a patent application is abandoned for the purpose of filing a continuing application.

6.	ROYALTIES

6.1	LICENSEE agrees to pay to STANFORD a noncreditable, nonrefundable license issue royalty of [*] Dollars ($[*]) within [*] of the closing of LICENSEE’s first round of financing provided such first round of financing is for at least [*] dollars. LICENSEE anticipates that the closing of LICENSEE’S first round of financing will occur within [*] of the Effective Date. If such license issue royalty is not paid by [*], Stanford may terminate this Agreement. In addition, LICENSEE agrees to pay to STANFORD a noncreditable, nonrefundable license royalty of [*] Dollars ($[*]) within [*] of the closing of LICENSEE’s second round of financing.

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6.2	LICENSEE will issue and convey to STANFORD, as consideration for the granting of the license from STANFORD to LICENSEE, fifty thousand (50,000) shares of Common Stock of LICENSEE, which shares constitute [*] percent ([*] %) of the currently outstanding number of shares of capital stock of the LICENSEE within thirty (30) days after the date of this Agreement. A portion of the shares will be directly issued to the inventors of the Inventions. STANFORD will provide the share distribution amount shortly after signing this Agreement. During the term of this Agreement, the LICENSEE will grant to STANFORD the same right to participate in future financing, the same registration rights and the same information rights that the Company grants to an investor in a future round of financing.

6.3	LICENSEE shall pay to STANFORD the following amounts as annual royalty advances, each November 15 of the years set forth below:

Year	Amount of Annual Royalty
[*]	$	[	*]
[*]	$	[	*]
[*] - each year thereafter during the term of this Agreement	$	[	*]

Each of the annual royalty advance payments set forth in this Section 6.3 are nonrefundable, but they are fully creditable against earned royalties to the extent provided in Paragraph 6.7.

6.4	In addition, LICENSEE shall pay STANFORD earned royalties on Net Sales as follows:

(a)	[*] % of Net Sales of therapeutics; and

(b)	[*] % of Net Sales of diagnostics.

6.5	Licensee shall also pay creditable milestone payments as follows:

(a)	for therapeutics:

1.	$[*] upon the first to issue of Licensed Patent(s); and,

2.	$[*] upon FDA Approval of a Licensed Product.

(b)	for a diagnostic Licensed Product, $[*] upon first commercial sale.

LICENSEE shall be required to pay any milestone payment to STANFORD only once with respect to the first therapeutic or diagnostic Licensed Product.

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6.6	No more than one earned royalty payment pursuant to Paragraph 6.4 shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one valid claim.

6.7	Creditable payments pursuant to paragraph 6.5 and 6.3 under this Agreement shall be an offset to royalties otherwise owed by LICENSEE and will be applied by STANFORD against up to [*] percent ([*]%) of each earned royalty payment which LICENSEE would be required to pay pursuant to Paragraph 6.4 until the entire credit is exhausted. Patent expenses that are not reimbursed are creditable against royalties due under paragraph 6.4.

6.8	The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to STANFORD shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due STANFORD.

6.9	Within thirty (30) days after receipt of a statement from STANFORD, LICENSEE shall reimburse STANFORD for all reasonable costs incurred and paid by Stanford after August 1, 2001 in connection with the preparation, filing and prosecution of all patent applications and maintenance of patents within Licensed Patent(s) covering the Invention(s).

6.10	Earned Royalties on Net Sales due pursuant to Paragraph 6.4 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire Valid Claim covering such Licensed Product in such country. In the event that a Licensed Product is made in a country where a Licensed Patent exists and is sold in a country where a Licensed Patent does not exist, such Licensed Product will be a royalty-bearing product under this Agreement.

6.11	Before the anticipated issuance of Licensed Patent(s) related to the Licensed Product(s), the “license fees” and “royalties” discussed hereunder are understood by the parties to be fees paid for the reservation of the licenses granted hereunder, licenses for which the need only actually arises when and if Licensed Patents related to the Licensed Products issue in specified jurisdictions in the Territory. If and when such Licensed Patents issue, the “licensee fees” and “royalties” discussed hereunder shall then be understood by the parties to be true “licensee fees” and “royalties” related to the licenses granted hereunder, licenses for which the need shall then actually arise, in order to avoid infringement in the applicable jurisdiction.

7.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

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7.1	Quarterly Earned Royalty Payment and Report - Beginning with the first sale of a Licensed Product(s), LICENSEE shall make written reports (even if there are no sales) and earned royalty payments to STANFORD within [*] after the end of each calendar quarter. This report shall be in the form of the report of Appendix A and shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation pursuant to Paragraph 6.4 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

7.2	LICENSEE also agrees to make a written report to STANFORD within [*] after the expiration of the license pursuant to Section 3.2. LICENSEE shall continue to make reports pursuant to the provisions of this Section 7.2 concerning royalties payable in accordance with Article 6 in connection with the sale of Licensed Product(s) after expiration of the license, until such time as all such Licensed Product(s) produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay STANFORD all applicable royalties.

7.3	Accounting - LICENSEE agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by STANFORD from time to time to the extent necessary to verify reports provided for in Paragraph 7.1 and 7.2. Such examination is to be made by STANFORD or its designee, at the expense of STANFORD, except in the event that the results of the audit reveal an underreporting of royalties due STANFORD of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

7.4	LICENSEE agrees to conduct an independent audit of sales and royalties at least every [*] if annual sales of the Licensed Product(s) are over [*] dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of LICENSEE during the audit period, the amount of funds owed to STANFORD under this Agreement, and whether the amount owed has been paid to STANFORD and is reflected in the records of the LICENSEE. A report by the auditor shall be submitted promptly to STANFORD on completion. LICENSEE shall pay for the entire cost of the audit.

8.	NEGATION OF WARRANTIES

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8.1	Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent(s);

(b)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

(c)	An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 12;

(d)	Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent(s), regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent(s); or

(e)	An obligation to furnish any technology or technological information other than the Technology.

8.2	Except for the rights, if any, of the Government of the United States of America, as set forth in Section 4, STANFORD represents and warrants that, to the best of its knowledge: (a) STANFORD is the owner of the entire right, title, and interest in and to Licensed Subject Matter; (b) STANFORD has the sole right and authority to enter into this License Agreement and grant the rights and licenses hereunder; (c) STANFORD has not previously granted and will not grant any rights in the Licensed Subject Matter or Licensed Products that are inconsistent with the rights and licenses granted to LICENSEE herein; and, (d) Schedule B includes all patents and patent applications within Licensed Patents existing as of the Effective Date and STANFORD owns no rights in any other patent or patent application, that claim any invention relating to the administration of a polynucleotide encoding an autoantigen [*] recognizing STANFORD has no practical means to check whether such patent or patent application exist.

8.3	Except as expressly set forth in this Agreement, STANFORD MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

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8.4	LICENSEE agrees that nothing in this Agreement grants LICENSEE any express or implied license or right under or to U.S. Patent [*] or any patent application corresponding thereto.

9.	INDEMNITY

9.1	LICENSEE agrees to indemnify, hold harmless, and defend STANFORD, STANFORD Hospitals and Clinics and Stanford Health Services and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention(s), Licensed Patent(s), Licensed Product(s), or Technology by LICENSEE or sublicensee(s), or their customers.

9.2	EXCEPT FOR ANY BREACH OF THE LICENSE TERMS BY LICENSEE AND FOR ANY CLAIM FOR WHICH LICENSEE HAS AGREED TO INDEMNIFY STANFORD, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER DAMAGES WHATSOEVER, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR LICENSEES USE OF THE LICENSED PATENTS, TECHNOLOGY, OR LICENSED PRODUCTS UNDER ANY THEORY OF LIABILITY. STANFORD SHALL NOT HAVE ANY RESPONSIBILITIES OR LIABILITIES WHATSOEVER WITH RESPECT TO THE RESEARCH, DEVELOPMENT, MANUFACTURE, USE, OR SALE OF LICENSED PRODUCT(S) HEREUNDER.

9.3	LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

9.4

In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE and its sublicensee(s). Such insurance shall provide minimum limits of liability of $[*] and shall include STANFORD, Stanford Hospitals and Clinics, Stanford Health Services, their trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and should be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days of the Effective Date of this Agreement, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change to STANFORD.

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LICENSEE shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage; insurance of STANFORD, Stanford Hospitals and Clinics, and Stanford Health Services shall be excess and noncontributory.

10.	MARKING

Prior to the issuance of patents on the Invention(s), LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of the Licensed Patent(s).

11.	STANFORD NAMES AND MARKS

LICENSEE agrees not to identify STANFORD in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD, Stanford Health Services or UCSF-Stanford Health Care, or that is associated with any of them, without STANFORD’s prior written consent. Any use of STANFORD’s name shall be limited to statements of fact and shall not imply endorsement of LICENSEE’s products or services.

12.	INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

12.1	LICENSEE shall promptly inform STANFORD of any suspected infringement of any Licensed Patent(s) by a third party. During the Exclusive period of this Agreement, STANFORD and LICENSEE each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with the following:

(a)	If STANFORD and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne [*], and any recovery or settlement shall be shared [*]. LICENSEE and STANFORD shall agree to the manner in which they shall exercise control over such action. STANFORD may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by STANFORD;

(b)

In the absence of agreement to institute a suit jointly, STANFORD may institute suit, and, at its option, join LICENSEE as a plaintiff. If STANFORD decides to institute suit, then it shall notify LICENSEE in writing. LICENSEE’s failure to notify STANFORD in writing, within fifteen (15) days after the date of the notice, that it will join in enforcing the patent pursuant to the provisions hereof, shall be and be deemed

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conclusively to be LICENSEE’s assignment to STANFORD of all rights, causes of action, and damages resulting from any such alleged infringement. [*] shall bear [*] cost of such litigation and shall be entitled to retain [*] amount of any recovery or settlement; and

(c)	In the absence of agreement to institute a suit jointly and if STANFORD notifies LICENSEE that it has decided not to join in or institute a suit, as provided in (a) or (b) above, LICENSEE may institute suit. [*] shall bear [*] cost of such litigation, [*] incurred by [*]. Any recovery in excess of litigation costs will be shared with STANFORD as follows:

1.	Any payment for past sales will be [*] to be [*] and LICENSEE will pay STANFORD [*] thereon at the [*] specified in Paragraph [*]; and,

2.	any payment which covers future sales will be deemed a [*] will be shared as specified in [*].

LICENSEE and STANFORD agree to negotiate in good faith an appropriate compensation to STANFORD for any non-cash settlement or non-cash cross-license. STANFORD will not share in the portion of the recovery, if any, that is payment for “willful infringement.”

12.2	Should either STANFORD or LICENSEE commence a suit under the provisions of Paragraph 12.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between STANFORD and LICENSEE.

13.	SUBLICENSE(S)

13.1	LICENSEE may grant sublicense(s) under the license grant hereunder.

13.2	Any sublicense(s) granted by LICENSEE under this Agreement shall be subject to terms and conditions of this Agreement, except:

(a)	Sublicense terms and conditions shall reflect that any sublicensee(s) shall not further sublicense;

(b)	The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement; and,

(c)	Any such sublicense(s) also shall expressly include provisions for indemnification and limited warranties as mutually agreed in writing by STANFORD and LICENSEE.

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Any such sublicense(s) also shall expressly include the provisions of Articles 8 and 9 for the benefit of STANFORD and provide for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to STANFORD or its designee, in the event that this Agreement is terminated.

13.3	LICENSEE agrees to provide STANFORD for informational purposes only and subject to the execution of a confidentiality agreement protecting such disclosure, the form of sublicense granted pursuant to this Article 13.

13.4	If this Agreement is terminated for any reason, all outstanding Sublicenses (but only to the extent of the rights sublicensed hereunder) will remain in full force and effect with STANFORD as the licensor or sublicensor instead of LICENSEE.

13.5	LICENSEE may grant [*] Sublicenses or cross-licenses provided LICENSEE pays all royalties due STANFORD from sublicensee’s Net Sales.

14.	TERMINATION

14.1	LICENSEE may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

14.2	Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for ninety (90) days after written notice thereof was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such ninety (90) day period unless the breaching party has cured any such breach or default prior to the expiration of such period.

14.3	Surviving any termination or expiration are:

(a)	LICENSEE’s obligation to pay royalties accrued or accruable;

(b)	Any cause of action or claim of LICENSEE or STANFORD, accrued or to accrue, because of any breach or default by the other party;

(c)	The provisions of paragraph 14.4, Articles 7, 8, and 9 and any other provisions that by their nature are intended to survive; and

(d)	All Sublicensees granted pursuant to the license granted hereunder.

14.4	Upon the expiration or earlier termination of this Agreement, LICENSEE will have the right to continue selling any Licensed Products in stock on the effective date of such expiration or termination and shall pay royalties based on Net Sales of such Licensed Products in accordance with the provisions of Section 6.4.

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15.	ASSIGNMENT

Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Article 15 shall be void.

16.	ARBITRATION

16.1	Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

16.2	Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and STANFORD within thirty (30) days of such arbitration request. Judgement upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

16.3	The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

16.4	Any arbitration shall be held at Stanford, California, unless the parties hereto mutually agree in writing to another place.

17.	NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

To STANFORD:	Office of Technology Licensing
Stanford University
900 Welch Road, Suite 350
Palo Alto, CA 94304-1850

Attention: Director

To LICENSEE:	SunVax, Inc.
400 Hamilton Avenue,
Palo Alto, California 94305

Attention:

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

Either party may change its address upon written notice to the other party.

18.	WAIVER

None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

19.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

20.	ENTIRE AGREEMENT

This Agreement represents the entire agreement between STANFORD and LICENSEE relating to the subject matter of this Agreement and supersedes any previous written or oral agreements, communications, or understandings between them concerning such matters. This Agreement may be amended only by means of a written agreement signed by authorized representatives of both parties.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND
STANFORD JUNIOR UNIVERSITY

Signature	/s/ Katharine Ku

Name	Katharine Ku

Title	Director, Technology Licensing

Date	February 22, 2002

LICENSEE

Signature	/s/ James M. Koshland

Name	James M. Koshland

Title	Secretary

Date	February 22, 2002

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

Appendix A

Form of Quarterly Report

Stanford Docket No. S            -

This report is provided pursuant to the license agreement between Stanford University and                      (Licensee Name)

License Agreement Effective Date:

Report Covering Period
Fixed Fees (Annual Minimum Payment)	$
Number of Sublicenses Executed
Net Sales	$
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Schedule B

Licensed Patents

[*]

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Schedule C

Proposed Inventions

Schedule C is attached to the Agreement recognizing that: LICENSEE has acquired an Exclusive license to the Licensed Patents listed in Schedule B; the Parties anticipate there may be future inventions from the laboratory of Dr. Steinman in the Licensed Field of Use that Stanford intends to offer to LICENSEE for licensing and to include in Licensed Patents as set forth in Schedule B; the Parties desire to determine the conditions under which the future inventions will be licensed by LICENSEE; since, the Parties believe that STANFORD, the LICENSEE and the public will benefit by licensing the future inventions to LICENSEE.

1.	DEFINITIONS

1.1	“Proposed Invention” means a patent application or invention disclosure that STANFORD offers to LICENSEE to license as provided herein.

1.2	“Optioned Patent” means any patent application of any kind anywhere in the world filed on a Proposed Invention, and includes any corresponding foreign applications, divisions, continuations, continuations-in-part (new inventions filed as part of a CIP will be subject to the provisions of Schedule C), patents of addition, patents, substitutions, registrations, reexaminations, extensions, or reissues. Optioned Patents shall be identified as “Optioned Patents” and included in Schedule B.

1.3	“New Exclusive Patent” means an Optioned Patent for which LICENSEE chooses to take an Exclusive license.

1.4	“New Non-Exclusive Patent” means an Optioned Patent for which LICENSEE chooses to take a non-exclusive license.

2.	GRANT OF OPTION FOR EXCLUSIVE OR NON-EXCLUSIVE LICENSE

STANFORD hereby grants LICENSEE and LICENSEE hereby accepts an Exclusive Option to acquire an Exclusive or non-exclusive license to Optioned Patent(s) on the terms and conditions set forth herein (“Exclusive Option”). If a future patent application or an invention disclosure: a) names Dr. Lawrence Steinman as an inventor; and b) describes technology relating to the administration of a polynucleotide encoding an autoantigen [*] and/or diagnostics for the diseases treated by such polynucleotide administration or technology then STANFORD will determine if that patent application or invention disclosure will become a Proposed Invention. If a patent application or invention disclosure is a Proposed Invention, then STANFORD shall provide notice thereof to LICENSEE that LICENSEE has an Exclusive Option to license the Proposed Invention. The Proposed Invention shall be subject to this Schedule C, as well as the entirety of the Agreement.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

3.	OPTION TERM

The Option Term shall begin when STANFORD provides notice in writing to LICENSEE of the Proposed Invention and shall end the earlier of:

a)	[*] after the date STANFORD offers the Proposed Invention to LICENSEE in writing; or

b)	[*] after STANFORD notifies LICENSEE in writing that it has received a Notice of Allowance from the U.S. Patent and Trademark Office for an Optioned Patent.

4.	EXERCISE OF OPTION

LICENSEE may exercise its option at any time during the Option Term by providing STANFORD written notice of its decision to acquire an Exclusive or non-exclusive license to the Optioned Patent set forth In such notice. Upon such notification, the Optioned Patent will become either a New Exclusive Patent or a New Non-Exclusive Patent. A New Exclusive Patent will be subject to the terms and conditions of this Schedule C and those of any Licensed Patent under this entire Agreement. A New Non-Exclusive Patent will be subject to the terms and conditions of this Schedule C and those of any Licensed Patent under this entire Agreement except the grant is not Exclusive. New Non-Exclusive Patent(s) may only be sublicensed as part of an alliance with a sublicensee that includes Invention(s) that have been licensed Exclusively by LICENSEE.

5.	PAYMENTS

5.1	Option Fee.

To include Proposed Inventions in Schedule B, LICENSEE shall pay to STANFORD [*] Dollars ($[*]) as the option fee for each Proposed Invention. If a patent application is filed on a Proposed Invention the option fee shall be paid by the later of: (i) [*] from STANFORD’s notifying LICENSEE of a Proposed Invention; or (ii) [*] from the date a patent application is filed on a Proposed Invention. If no patent application is filed on a Proposed Invention, the option fee shall be paid by [*] from STANFORD’s notification to LICENSEE of a Proposed Invention. After the option fee is received, a Proposed Invention will become an Optioned Patent. If LICENSEE does not pay the option fee, it relinquishes all rights to such Proposed Invention under the Agreement. Only one such option fee is due for each Proposed Invention.

5.2	Non-Exclusive License Fee.

If LICENSEE exercises its Exclusive Option by acquiring a non-exclusive license to an Optioned Patent, then LICENSEE shall pay to STANFORD a non-exclusive

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

license fee of [*] Dollars ($[*]) within [*] of exercising such Exclusive Option. The non-exclusive license fee is due only one time for each New Non-Exclusive Patent.

5.3	Exclusive License Fee.

If LICENSEE decides to exercise its Exclusive Option to acquire an exclusive license to an Optioned Patent, then LICENSEE shall pay STANFORD an exclusive license fee of [*] Dollars ($[*]) within [*] of exercising such Exclusive Option (“Exclusive License Fee”). The amount of the Exclusive License Fee shall be agreed to by STANFORD and LICENSEE taking into account the Fee Criteria, as set forth below. If STANFORD and LICENSEE do not agree on the amount, a mutually agreeable third party will determine the amount based on the Fee Criteria and industry standards. In any case, the amount may not be less than [*] Dollars ($[*]) and not more than [*] Dollars ($[*]). STANFORD agrees that the amount of the Exclusive License Fee will be determined taking into account such factors as whether: (i) third party technology licensed to LICENSEE is used in conjunction with the invention claimed in the patent; (ii) the claims of the patent are method claims or are composition of matter claims that do not encompass the product to be sold or its method of manufacture; and, (iii) LICENSEE’S financial position is that of an early stage biotechnology company (meaning that the company has not commercialized a therapeutic or diagnostic product and has less than [*] dollars in liquid assets) (“Fee Criteria”). The Exclusive License Fee is due only once for each New Exclusive Patent. LICENSEE may convert a New Exclusive Patent to a New Non-Exclusive Patent upon written notice to STANFORD at any time.

5.4	Annual Fee for New Exclusive Patents.

For each New Exclusive Patent, LICENSEE shall pay to STANFORD an annual fee of [*] Dollars ($[*]). The annual fee is due beginning on the first anniversary of the date LICENSEE exercised its Exclusive Option to the Proposed Invention and each anniversary thereafter. The amount of the annual fee shall be agreed to by STANFORD and LICENSEE taking into account the Fee Criteria. If STANFORD and LICENSEE do not agree on the amount, a mutually agreeable third party will determine the annual fee amount based on the Fee Criteria and industry standards. In any case, the amount may not be less than [*] Dollars ($[*]) and not more than [*] Dollars ($[*]). In no event shall the cumulative amount of annual fees due under this Schedule C and the annual fees due under Paragraph 6.3 of the Agreement exceed: i) $[*] for any one year in years [*]; ii) $[*] for any one year in years [*]; and iii) $[*] for any one year after [*].

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

5.5	Royalties.

For all Optioned Patents, New Non-Exclusive Patents, and New Exclusive Patents, royalties shall be due and payable as provided in Section 6 of the Agreement.

5.6	Patent Expenses.

LICENSEE shall pay [*] patent costs for Optioned Patents, New Exclusive Patents and New Non-Exclusive Patents. Patent costs paid by LICENSEE for New Non-Exclusive Patents shall be reimbursable as follows:

i)	If STANFORD licenses the patent to a third party then STANFORD shall reimburse LICENSEE for [*]% of the past patent costs paid by LICENSEE.

ii)	If LICENSEE chooses to convert a New Exclusive Patent to a New Non-Exclusive Patent and STANFORD licenses the New Non-Exclusive Patent to a third party then STANFORD shall reimburse LICENSEE for [*]% of the past patent costs paid by LICENSEE.

iii)	Patent expenses that are not reimbursed are creditable against royalties due under paragraph 6.4 of the Agreement.

6.	DILIGENCE

LICENSEE shall submit to STANFORD a plan (the “Diligence Plan”), reasonably acceptable to STANFORD, for developing a product covered by a New Exclusive Patent. The Diligence Plan will be submitted within [*] of the date LICENSEE exercises its Exclusive Option to Exclusively license a Proposed Invention. If LICENSEE does not submit a Diligence Plan or notifies STANFORD in writing that it will no longer adhere to a Diligence Plan agreed to by STANFORD and LICENSEE, then the New Exclusive Patent will be converted to a New Non-Exclusive Patent.

7.	SURRENDER OF OPTION OR LICENSE

LICENSEE may surrender its option or license rights to a Proposed Invention, Optioned Patent, New Exclusive Patent or New Non-Exclusive Patent at any time by giving STANFORD [*] written notice of the surrender. Upon such surrender, LICENSEE shall not have any further payment obligations pursuant to such license, other than those previously incurred, and shall not retain any rights in such Proposed Invention, Optioned Patent, New Exclusive Patent or New Non-Exclusive Patent.

[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.